EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements (Form S-8 No. 333-66430, No. 333-100794, No. 333-145432, No. 333-161745 and No. 333-186683) for SpartanNash Company of our report dated May 26, 2017, relating to the statements of net assets available for benefits of SpartanNash Company Savings Plus Plan for Union Associates as of December 31, 2016 and 2015, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2016 supplemental schedule of assets (held at end of year), included in the Annual Report on Form 11-K of SpartanNash Company Savings Plus Plan for Union Associates for the year ended December 31, 2016.

/s/Rehmann Robson LLC
REHMANN ROBSON LLC

Grand Rapids, Michigan
May 26, 2017